EXHIBIT 99.1

Investor and Analyst Contact: Jeffrey S. Beyersdorfer (915) 534-1530	Media Contact: Gary Hanson (915) 534-1535

WESTERN REFINING ANNOUNCES SALE OF ASSETS FOR $220 MILLION

Sale Includes Yorktown Idled Refinery and Terminal and Segment of New Mexico Crude Pipeline

EL PASO, Texas – December 1, 2011 - Western Refining, Inc. (NYSE:WNR) today announced that it has entered into agreements with Plains Marketing, L.P. and Plains Pipeline, L.P., both subsidiaries of Plains All American Pipeline, L.P., for the divestiture of its Yorktown, Virginia facilities and an underutilized segment of its crude oil pipeline in southeast New Mexico for $220 million.

The companies executed asset purchase agreements under which Western will sell substantially all of its Yorktown assets, including both the terminal and idled refinery, in addition to an 82 mile segment of a 424 mile crude oil pipeline in New Mexico to Plains.  Western will retain its East Coast wholesale business and continue to market products in the Mid-Atlantic region.  The sale of the Yorktown assets and the New Mexico pipeline segment are contingent upon concurrent closings, both of which are subject to regulatory approvals and other customary conditions.  The transactions are expected to close in the fourth quarter of 2011.  Western expects to record a non-cash loss on disposition of these assets of $440 to $460 million in the fourth quarter.

Jeff Stevens, Western’s President and Chief Executive Officer, commented, “We are very pleased with these transactions as they allow Western to monetize the Yorktown assets and exit the volatile East Coast refining market.  Continued extreme volatility of refining economics on the East Coast has significantly reduced the probability of restarting refining operations at Yorktown.  This transaction precludes such a restart but allows us to maximize the value of the terminal assets.  Additionally, these actions enable us to continue to focus on strengthening our balance sheet by further reducing our debt.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Albuquerque, El Paso, and Phoenix and Tucson, Arizona, retail service stations and convenience stores in Arizona, Colorado, New Mexico, and Texas, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, Utah, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements about our proposed sale of our Yorktown terminal and idled refinery and a segment of our crude oil pipeline in New Mexico, the expected timing for these asset sales including our ability to close the transactions in the fourth quarter 2011 or at all, the expected non-cash loss resulting from these asset sales, continued volatility of refining economics and our ability to strengthen our balance sheet or reduce debt. These statements are subject to the general risks inherent in our business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.